EXHIBIT 99.1

Houston Wire & Cable Company Reports Record Fourth Quarter and Year-End 2006 Results in Sales and Earnings

HOUSTON, March 14, 2007 (PRIME NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced today record performance for its fourth quarter and twelve months ended December 31, 2006.

Selected highlights for the fourth quarter of 2006 compared with the fourth quarter of 2005:

 * Sales increased 26% to $83 million from $66 million
 * Internal growth accounted for the entire increase in sales
 * Gross Margin increased to 28.5% from 26.4%
 * Operating Income increased 78% to $13.7 million from $7.7 million
 * Net Income increased 87% to $8.2 million from $4.4 million
 * Basic and diluted earnings per share were $0.39 for the fourth quarter of 2006

Selected highlights for the fiscal year of 2006 compared to the fiscal year of 2005:

 * Sales increased 51% to $323 million from $214 million
 * Internal growth accounted for the entire increase in sales
 * Gross Margin increased 250 basis points to 28.5% from 26.0%
 * Operating Income increased 133% to $53.1 million from $22.8 million
 * Net Income increased 145% to $30.7 million from $12.5 million
 * Basic and diluted earnings per share were $1.63 and $1.62 respectively, for the twelve months ended December 31, 2006 and
   $1.52 on a pro forma basis (assuming the public offering occurred
   January 1, 2006)

Charles Sorrentino, President and CEO, commented, "Our fourth quarter sales growth was more than double what we had anticipated as we had strong comparables from the 2005 hurricane impact in the Gulf Coast region. Additionally, the last quarter of the year is normally one of our softer quarters, as a result of seasonal variations. Growth in our core distributor business was less robust in the fourth quarter as a result of strong comparables from the 2005 hurricane impacted sales figures. We believe that if we adjust our 2005 performance to remove the impact of the aforementioned hurricanes, our fourth quarter 2006 sales growth would have been in the range of 35-40%. We continued to see favorable end user demand from our targeted markets in the fourth quarter of 2006. If this customer activity continues, then our preliminary outlook for sales growth in 2007 is within the range of our long term goal of 10-15%, keeping in mind that we compare to an exceptionally strong year of 51% organic sales growth in 2006.

"Gross margin was 28.5%, 210 basis points over the fourth quarter of 2005 and at the upper end of the historical range due to product mix and other volume related drivers. We had excellent operating leverage in the quarter as gross profit dollars increased 36% while operating expenses were up only 2.7% over the prior year fourth quarter.

"The Company has averaged triple digit net income increases over the last eight quarters as a result of exceptional organic sales growth which was driven by our five growth initiatives that began late in 2003, coupled with consistent expense management. We remain enthusiastic about the long term opportunities for our Company and look to be within our long-term earnings growth target of 15-20% in 2007, as we compare to an exceptionally strong performance in 2006."

Fourth Quarter 2006 Results

Sales in the fourth quarter of 2006 increased 26% to $82.9 million from $65.9 million in the fourth quarter of 2005. Internal growth accounted for the entire increase in sales. The Company estimates that the sales growth in the fourth quarter of 2006, if adjusted for the 2005 hurricane impact, would have been in the range of 35-40%. The Company estimates that approximately one-fifth of the actual 26% growth in sales is attributable to higher commodity prices for certain components of the Company's products, principally copper. Furthermore, the Company estimates demand from its core distributor business net of inflation was flat in the fourth quarter of 2006 as a result of comparisons to the 2005 hurricane impacted sales. The Company estimates that real growth, net of inflation, from the five major new initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation was 20-22%.

Gross Profit increased 36% to $23.6 million for the fourth quarter of 2006 from $17.4 million in 2005, and gross margin increased to 28.5% in 2006 from 26.4% in 2005. The increase in the Company's gross margin for the fourth quarter of 2006 as compared to the fourth quarter of 2005 was principally a result of product mix, improved pricing from the Company's decision to improve product availability, and favorable adjustments as a result of the higher than planned sales volume.

Operating Expenses for the fourth quarter increased $0.3 million or 2.7%, to $9.9 million in 2006 compared to $9.7 million in 2005. As a percentage of sales, overall operating expenses decreased to 12.0% in 2006 from 14.7% in 2005, reflecting the Company's ability to leverage costs over the higher sales volume while realizing productivity improvements from its ongoing Operational Excellence Program.

Operating Income increased 78% to $13.7 million in the fourth quarter of 2006 as a result of the increase in sales, gross margin and operating leverage. As a percentage of sales, operating income increased to 16.5% from 11.7%, reflecting the increase in sales, gross margin, the lower operating expense rate and continued productivity improvements.

Interest Expense decreased by $0.4 million to $0.4 million for the fourth quarter of 2006, due primarily to lower borrowing levels following the receipt of proceeds from our initial public offering in June, 2006.

Income Tax Expense for the quarter was $5.1 million in 2006, an effective tax rate of 38.7% compared to $2.5 million in 2005, an effective tax rate of 36.8%.

The Company achieved record fourth quarter net income of $8.2 million in 2006 compared to net income of $4.4 million in 2005, an increase of 87%.

The Company also estimates that net income benefited by $0.5-$1.0 million due to the effect of inflation, principally from copper, during the fourth quarter of 2006.

2006 Financial Results

Sales for the fiscal year 2006 increased 51% to a record $323 million from $214 million in the fiscal year 2005. Internal growth accounted for the entire increase in sales. The Company estimates that of the 51% growth in sales, 8%-12% represents the inflationary effect from higher commodity prices for certain components of the Company's products, principally copper and polymers. Furthermore, the Company estimates 5-10% reflects real growth, net of inflation, in core distributor demand and 29-38% represents real growth, net of inflation, from the five major end-user market growth initiatives, encompassing Emission Controls, Engineering & Construction, Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation. During the year we increased our sales team by approximately 10%, which we believe had a positive impact on sales growth.

Gross Profit for the fiscal year increased 66% to $92.3 million in 2006 from $55.7 million in 2005, and gross margin increased to 28.5% in 2006 from 26.0% in 2005. The increase in the Company's gross margin in 2006 as compared to 2005 was principally a result of product mix, higher rebates and better price realization as result of improved product availability and customer service through increased inventory levels.

The Company benefited in 2006 from its ongoing Operational Excellence Program. Operating Expenses increased $6.3 million, or 19%, in 2006 compared to 2005, reflecting an increase in salaries and commissions of $4.0 million from the higher sales level and $2.0 million in other operating expenses. As a percentage of sales, overall operating expenses decreased to 12.1% in 2006 from 15.4% in 2005, reflecting the Company's ability to leverage fixed costs over the higher sales volume. Productivity, as measured by sales per employee, rose 44% to $ 1.1 million in fiscal year 2006. Additionally, key customer service metrics, such as order accuracy and on time shipments, remained above 99% for the year in spite of the significant increase in demand.

Operating Income for the year increased 133% to a record $53.1 million in 2006 from $22.8 million in 2005 as a result of the significant increase in sales, gross margin, and operating leverage. As a percentage of sales, operating income increased to 16.4% from 10.6%, reflecting the increase in sales, gross margin, the lower operating expense rate and continued productivity improvements over 2005.

Interest Expense increased $0.1 million or 4.1% to $3.1 million in 2006 from $3.0 million in 2005. The slight increase in interest expense was the result of the increase in debt for the dividend payout in December 2005, offset by the pay down of debt from the proceeds of our initial public offering in June 2006.

Income Tax Expense for the year 2006 was $19.3 million, an effective tax rate of 38.7%, compared to $7.3 million in 2005, an effective tax rate 36.8%. The 2006 increase is primarily driven by state tax increases and the absence of the non-taxable litigation recovery we recovered in 2005.

The Company achieved record net income of $30.7 million for 2006 compared to net income of $12.5 million for 2005, which is an increase of 145%.

The Company also estimates that net income benefited by $4.5-$6.5 million due to the effect of product inflation, principally from copper and polymers, during 2006.

As inflation in copper prices has mitigated, the Company will not estimate the impact of inflation on it results in 2007 and beyond, unless there is a material change in the rate of inflation.

Conference Call

The Company will host a conference call to discuss fourth quarter and 2006 year-end financial results on Wednesday, March 14th at 10:00 am CDT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Chief Financial Officer.

This call is being web cast by Thomson/CCBN and can be accessed at HWCC's Investor Relations web site at http://ir.houwire.com. Institutional investors can access the call at (www.streetevents.com), a password-protected event management site hosted by Thomson Street Events.

Once the call has been completed, the web cast will be available at http://ir.houwire.com for 30 days. A replay of the telephone conference will be available until March 23, 2007. Interested parties should use the following replay phone numbers:

          Primary Replay Number:       (888) 286 - 8010
          Secondary Replay Number:     (617) 801 - 6888
          Participant Password:        85997747

About the Company

With more than 30 years of experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, economic downturns and cyclicality in the markets we serve, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in our relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of our private branded products, success of our initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors and other risks and challenges. For a more complete discussion of risk factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007.

In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                     HOUSTON WIRE & CABLE COMPANY

                      Consolidated Balance Sheets
                   (In thousands, except share data)

                                                 Dec. 31,     Dec. 31,
                                                   2006         2005
                                                 --------     --------
 Assets
 Current assets:
   Accounts receivable, net                      $ 52,128     $ 41,309
   Inventories, net                                56,329       31,306
   Deferred income taxes                            1,165          826
   Prepaid expenses                                   450          490
                                                 --------     --------
 Total current assets                             110,072       73,931

 Property and equipment, net                        2,973        2,733
 Goodwill                                           2,996        2,996
 Deferred income taxes                                688        1,146
 Other assets, net                                    135          435
                                                 --------     --------
 Total assets                                    $116,864     $ 81,241
                                                 ========     ========

 Liabilities and stockholders' equity
 Current liabilities:
   Book overdraft                                $  1,265     $  2,119
   Trade accounts payable                          10,988        8,268
   Accrued and other current liabilities           10,358        7,882
   Income taxes payable                               520          824
   Current portion of long-term obligations            --        3,468
                                                 --------     --------
 Total current liabilities                         23,131       22,561
                                                 --------     --------

 Long-term obligations                             12,059       57,938

 Stockholders' equity:
   Common stock, $.001 par value;
    100,000,000 shares authorized:
    20,867,172 shares issued and outstanding
    at December 31, 2006 and 16,606,672 at
    December 31, 2005                                  21           17
   Additional paid-in capital                      50,979        1,284
   Unearned stock compensation                         --         (559)
   Retained earnings                               30,674           --
                                                 --------     --------
 Total stockholders' equity                        81,674          742
                                                 --------     --------
 Total liabilities and stockholders' equity      $116,864     $ 81,241
                                                 ========     ========

                     HOUSTON WIRE & CABLE COMPANY
                   Consolidated Statements of Income

            (In thousands, except share and per share data)

                         Three Months Ended           Year Ended
                            December 31,              December 31,
                      ----------------------    ----------------------
                         2006        2005          2006        2005
                      ----------  ----------    ----------  ----------

 Sales                $   82,892  $   65,878    $  323,467  $  213,957
 Cost of sales            59,274      48,507       231,128     158,240
                      ----------  ----------    ----------  ----------
 Gross profit             23,618      17,371        92,339      55,717

 Operating Expenses:
   Salaries and
    commissions            5,682       5,244        22,706      18,707
   Other operating
    expenses               4,135       4,225        15,975      14,016
   Management fee to
    stockholder               --         125           208         500
   Litigation
    settlement                --          --            --        (672)
   Depreciation and
    amortization             100          66           376         398
                      ----------  ----------    ----------  ----------
                           9,917       9,660        39,265      32,949
                      ----------  ----------    ----------  ----------

 Operating income         13,701       7,711        53,074      22,768
 Interest expense            409         810         3,075       2,955
                      ----------  ----------    ----------  ----------
 Income before
  income taxes            13,292       6,901        49,999      19,813
 Income taxes              5,142       2,542        19,325       7,299
                      ----------  ----------    ----------  ----------
 Net income           $    8,150  $    4,359    $   30,674  $   12,514
                      ==========  ==========    ==========  ==========

 Earnings per share:
   Basic              $     0.39  $     0.26    $     1.63  $     0.75
                      ==========  ==========    ==========  ==========
   Diluted            $     0.39  $     0.26    $     1.62  $     0.75
                      ==========  ==========    ==========  ==========
 Weighted average
  common shares
  outstanding
   Basic              20,867,172  16,606,672    18,875,192  16,606,672
                      ----------  ----------    ----------  ----------
   Diluted            20,991,169  16,761,780    18,984,826  16,757,303
                      ==========  ==========    ==========  ==========

                     HOUSTON WIRE & CABLE COMPANY
                Consolidated Statements of Cash Flows

                            (In thousands)

                                                     Year Ended
                                                     December 31,
                                                 ---------------------
                                                   2006         2005
                                                 --------     --------
 Operating activities
 Net income                                      $ 30,674     $ 12,514
 Adjustments to reconcile net income to
  net cash provided by (used in) operating
  activities:
   Depreciation and amortization                      376          398
   Amortization of capitalized loan costs             326          124
   Amortization of unearned stock
    compensation                                      332           --
   Provision for doubtful accounts                     --           13
   Provision for returns & allowances                 211           --
   Provision for inventory obsolescence               289         (196)
   (Gain) loss on disposals of property
    and equipment                                       1          (11)
   Deferred income taxes                              119          298
   Changes in operating assets and
    liabilities:
     Accounts receivable                          (11,030)     (14,250)
     Inventories                                  (25,312)      (1,274)
     Prepaid expenses                                  40          (74)
     Other assets                                     (26)          10
     Book overdraft                                  (854)      (5,944)
     Trade accounts payable                         2,720        3,153
     Accrued and other current liabilities          2,476          833
     Income taxes payable                            (304)         585
                                                 --------     --------
 Net cash provided by (used in) operating
  activities                                           38       (3,821)
 Investing activities
   Expenditures for property, plant, and
    equipment                                        (623)        (329)
   Proceeds from disposals of property and
    equipment                                           6           12
                                                 --------     --------
 Net cash used in investing activities               (617)        (317)
 Financing activities
   Borrowings on revolver                         332,488      225,022
   Payments on revolver                          (367,335)    (205,587)
   Borrowings on long-term obligations                 --       14,500
   Payments on long-term obligations              (14,500)          --
   Payments on junior subordinated debt                --       (9,559)
   Payments for financing costs                        --         (238)
   Proceeds from exercise of common stock
    options                                             6           --
   Dividends                                           --      (20,000)
   Proceeds from sale of common stock              51,382           --
   Payment of common stock offering costs          (1,482)          --
   Excess income tax benefit for common
    stock options                                      20           --
                                                 --------     --------
 Net cash provided by financing activities            579        4,138
                                                 --------     --------
 Net change in cash                                    --           --
 Cash at beginning of year                             --           --
                                                 --------     --------
 Cash at end of year                             $     --     $     --
                                                 ========     ========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713-609-2110
          hnovosad@houwire.com